[Kutak Rock LLP Letterhead]

Exhibit 5.1

May 17, 2016

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Re:	REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OFFERED PURSUANT TO THE SECOND AMENDED AND RESTATED BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK AND INCENTIVE PLAN

Ladies and Gentlemen:

We are acting as counsel to Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of up to 800,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company issuable under the Second Amended and Restated Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan (the “Plan”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Plan, against receipt of the consideration provided for therein, will be legally issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Plan, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the Arkansas Business Corporation Act and all applicable provisions of the Arkansas Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Kutak Rock LLP